U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 20, 2010 (January 20, 2010)

AZTEC OIL & GAS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of
Incorporation or Organization)

000-32015	87-0439834
(Commission File Number)	(I.R.S. Employer Identification No.)

Aztec Oil & Gas, Inc.
One Riverway, Suite 1700
Houston, Texas 77056
 (Address of principal executive offices including zip code)

(713) 840-6444
(Registrant’s telephone number, including area code)

ITEM 8.01 - Other Events

On January 20, 2010 Aztec Oil & Gas, Inc. announced its year end results and strong growth.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZTEC OIL & GAS, INC.

Date: January 20, 2010	By: //s// Franklin C. Fisher, Jr.
Franklin C. Fisher, CEO and Chairman

Aztec Oil & Gas, Inc. Announces Year End Results and Strong Growth

HOUSTON, January 20, 2010 -- Aztec Oil & Gas, Inc. (Pink Sheets: AZGS) announced today the recent filing of its financial results for the year ending August 31, 2009, noting that the Company has achieved significant growth over the referenced 12-month period.  A quick summary of the filing shows that Total Current Assets increased by approximately 159 percent and Total Assets increased by approximately 40 percent, while Cash (as reported in Current Assets) increased by approximately 40 percent as well.  Current Liabilities decreased by approximately 22 percent while Total Liabilities increased by approximately 29 percent for the year ending August 31, 2009.  All of the foregoing percentages are compared to the previous twelve month fiscal year, ending August 31, 2008, and all percentages are rounded to the nearest full number.

“During the 2009 fiscal year, we disposed of all of our production interests in the state of Pennsylvania, and wrote down, or shut in, some other assets and reserves due to the nationwide decrease in natural gas pricing.  We anticipate 2010 to be quite a good year for Aztec as most, if not all, of our current and future drilling is focused on the production of crude oil in the State of Texas.  Our drilling programs are gaining more popularity with broker dealers and investors and, while the natural gas market seems uncertain, the future of the crude oil market looks very bright.  As a result of the foregoing, Aztec should do very well in 2010,”  states Waylan R. Johnson, President of Aztec Oil & Gas, Inc.

About Aztec Oil & Gas, Inc.
Aztec is an oil and gas exploration, development and production company focusing on Texas and numerous areas throughout the U.S.  Its interests are highly diversified as exemplified by its corporate participation in two Deep Lake wells in Cameron Parish, Louisiana ranging from 13,600 feet to 14,300 feet in depth versus its corporate participation in three shallow gas wells in Oklahoma of which two are conventional wells, and the third is a horizontal, Coal Bed Methane (CBM) well.

In 2006 Aztec entered the sponsored drilling program industry and undertook three small, very limited annual drilling partnerships in Appalachia.  While Aztec’s personnel were experienced in oil and gas exploration and production in many parts of the US, including Texas, sponsored drilling program drilling in Appalachia was recommended to Aztec by several broker dealers and a wholesaler.  The foregoing was, supposedly, because many broker dealers were more familiar with programs from the Appalachian area.  Aztec intentionally limited its sponsored drilling programs over the subject three years in order to become fully familiar with the nuances of the sponsored drilling program industry before expanding to the Company's full capabilities.  In the summer of 2008, due to what Aztec’s officers felt was a questionable, future outlook for shallow gas in the Appalachian region; Aztec discontinued all natural gas drilling in Appalachia and announced such publicly at a subsequent industry conference.

Aztec focused all drilling in 2009 in Texas.  In addition to the previous, initial three existing small Appalachian drilling partnerships mentioned above; Aztec recently sponsored and closed its VIII B and VIII C drilling partnerships in 2009.  The seventh drilling partnership, Aztec X A Oil & Gas LP, referenced in an earlier press release, also focuses on drilling in Texas.  Aztec Energy LLC, a wholly-owned subsidiary of Aztec, acts as Managing General Partner of all Aztec drilling partnerships and another wholly-owned Aztec subsidiary, Aztec Drilling & Operating, LLC, is the turnkey drilling contractor and operator for such partnerships.  Aztec owns a 30% interest in all of its drilling partnerships.  In general clarification of its activities, Aztec sponsors low risk, development drilling programs which include significant tax benefits, all of which are sold through FINRA Registered Broker Dealers and Registered Investment Advisors to Accredited Investors.  Aztec’s drilling programs focus primarily on shallow oil drilling, are very unique and also incorporate a sophisticated exit strategy for investors.

For more information on Aztec Oil & Gas, Inc. please visit http://www.AztecOG.com.

This release/announcement is neither an offer to sell nor a solicitation of an offer to buy securities or participations. This release/document contains certain statements, estimates, and forecasts with respect to future performance and events. All statements other than statements of historical fact included in this release/document, the Memorandum, or the Aztec website, including statements regarding future performance of events, are forward-looking statements. All such forward-looking statements are based on various underlying assumptions and expectations and are subject to risks and uncertainties which could cause actual events to differ materially from those expressed in the forward-looking statements. As a result, there can be no assurance that the forward-looking statements included in this release, the Memorandum, or the Aztec Website will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this release/document, the Memorandum, or the Aztec Website might not occur. Accordingly, investors should not rely upon forward-looking statements as a prediction of actual results. Also, the price Aztec Oil & Gas, Inc. and the other parties involved in any properties receive for the oil and natural gas produced on their properties may be less than quoted NYMEX prices at any given time. Aztec does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, subsequent circumstances or otherwise.

Contact:
Phoenix IR Associates
Investor Relations
Tony Drake
(281) 579-1602
Shareholders@AztecOG.com